Exhibit 23.4

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Actuant Corporation of our report dated December 16, 2004 relating to the financial statements of Key Components Inc. (the “Company”) and subsidiaries, which appears in the Current Report on Form 8-K of Actuant Corporation dated December 17, 2004

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Stamford, Connecticut

December 27, 2004